UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2006

Escalon Medical Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-20127	330272839
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

565 East Swedesford Road, Suite 200, Wayne, Pennsylvania		19087
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-688-6830

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On July 6, 2006, Escalon Medical Corp. (the "Company") issued a press release announcing that it had appointed Robert O’Connor as the Chief Financial Officer of the Company on June 30, 2006. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. As Chief Financial Officer, Mr. O’Connor’s annual base salary will be $200,000. Mr. O’Connor has been granted stock options to purchase 60,000 shares of the Company's common stock, which are exercisable in full as of the June 30, 2006 grant date. The exercise price of these options is $5.05 per share. Mr. O’Connor will be entitled to a severance payment equal to his annual base salary and an increase of his annual base salary to $250,000 in connection with a change of control.

On June 30, 2006, the Compensation Committee of the Company approved the acceleration of vesting of all of the outstanding stock options to purchase shares of the Company’s common stock. The acceleration applies to all stock options outstanding as of June 30, 2006 under the Company’s 1991 Stock Option Plan, 1992 Stock Option Plan, 1993 Stock Option Plan, 1999 Stock Option Plan and 2004 Equity Incentive Plan.

The Company is taking this action in order to reduce the future compensation expense associated with unvested stock options following the adoption of Statement of Financial Accounting Standards No. 123, Share Based Payment (revised 2004) ("SFAS 123R"). The Company will be required to apply the expense recognition provisions of SFAS 123R beginning in the first quarter of fiscal 2007. The Company currently estimates it will incur $154,000 in stock-based compensation expense associated with the acceleration of the vesting of all of the outstanding options to purchase shares of the Company’s common stock for the fiscal year ended 2006. As a result of the acceleration, the Company expects to reduce the stock option expense it otherwise would be required to record in connection with the accelerated options by approximately $1.18 million over the original option vesting periods.

The Company's Board took this action with the belief that it is in the best interest of our shareholders, as it will reduce the Company's reported compensation expense in future periods. In addition, because some of these options have exercise prices in excess of the current market value, the Board also believed that these options might not have been fully achieving the Company's original objective of employee retention and incentive compensation. The senior officers of the Company who are subject to reporting under Section 16(a) of the Securities Exchange Act of 1934 shall be subject to the following restriction with respect to the sale of shares purchased upon exercise of a stock option whose vesting has been accelerated: Such sale shall be prohibited until the earlier of: (i) the date on which the option would otherwise have vested; (ii) twelve months from the date hereof; or (iii) termination of employment.

Item 4.01 Changes in Registrant's Certifying Accountant.

On June 30, 2006, the Audit Committee of the Company’s Board of Directors approved the appointment of Mayer Hoffman McCann P.C. as the Company’s independent public accountants for the year ended June 30, 2006. During the two fiscal years ended June 30, 2005 and subsequent interim periods, neither the Company nor anyone engaged on the Company’s behalf consulted with Mayer Hoffman McCann P.C. regarding: (i) the application of accounting principles to a specified transaction, either competed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a "reportable event" (as described in Item 304(a)(1)(v) of Regulation S-K).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Board of Directors appointed Robert O'Connor as Chief Financial Officer of the Company on June 30, 2006. Mr. O'Connor joined the Company from BDO Seidman, LLP where he served as a senior manager since 2004. His prior experience includes both public and private accounting roles as a manager at PricewaterhouseCoopers, L.L.P where he served in the middle market advisory services group from 1998 until 2000, and positions of controller and chief financial officer of Science Dynamics, a manufacturer of high tech telecom equipment from 2000 until 2002 and Ianieri & Giampapa, LLC, a certified public accounting firm from 2002 until 2004.

O'Connor holds an MBA from Rutgers University –Graduate School of Management and a B.S. from Kean University. He is a certified public accountant and a member of the American Institute of Certified Public Accountants (AICPA).

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release Dated July 6, 2006.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Escalon Medical Corp.

June 30, 2006	By:	Richard J. DePiano

Name: Richard J. DePiano
Title: Chairman & CEO

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release Dated July 6, 2006